Contact: Neenah, Inc.
Bill McCarthy
Vice President-Investor Relations
678-518-3278

Neenah Announces Board Addition

ALPHARETTA, GEORGIA. October 31, 2019 - Neenah, Inc. (NYSE:NP) today announced that Donna M. Costello has been appointed to its Board of Directors to serve as independent director and a member of the Company’s Audit Committee. Ms. Costello’s appointment is effective as of November 1, 2019 with an initial term of office expiring at the Company’s 2021 annual meeting.

Ms. Costello currently serves as Chief Financial Officer of C&D Technologies, Inc., a technology company that produces and markets systems for the power conversion and storage of electrical power. Prior to her current role, Ms. Costello held positions at Sequa Corporation, a diversified global industrial company, where she had served both as Chief Financial Officer, and Controller and Chief Accounting Officer.

“Donna brings a broad and deep knowledge of finance, as well as a proven track record as a strategic advisor and business partner at companies for whom she has worked,” said John O’Donnell, Chief Executive Officer. “I’m excited to welcome her to our board and look forward to her contributions and participation.”

With the addition of Ms. Costello, the size of Neenah’s board returns to eight directors, seven of whom meet the New York Stock Exchange standards for independence.
About Neenah
Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company's web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.